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                                                                      Exhibit 99

[LOGO]

            VNCI ACQUIRES WILTEL COMMUNICATIONS' WEBCASTING BUSINESS

                       Alexander Russo Named VNCI Chairman

Portsmouth, N.H., February 21, 2003 - Video Network Communications, Inc. (VNCI) (OTC Bulletin Board: VNWC, VNWCW) today announced the purchase of WilTel Communications Group, Inc.'s (NASDAQ: WTEL) webcasting business. The acquisition extends VNCI's multimedia offering to include an ubiquitous solution for a range of business applications such as virtual road shows, analyst research distribution and conferences, corporate communications, clinical trials and training. With this acquisition, VNCI secures approximately 100 new corporate customers and becomes a global leader in virtual road shows for equity offerings.

VNCI also announced today the appointment of Alexander Russo as Chairman of the VNCI Board of Directors. Alexander Russo is currently President of Moneyline Networks LLC, the parent of VNCI and a division of Moneyline Telerate. Carl Muscari, formerly Chairman, will remain CEO and a Director.

"This acquisition maximizes VNCI's market opportunities for its managed video conferencing and data collaboration services. By adding webcasting capabilities to our managed video services and security offerings, VNCI rounds out its portfolio of multimedia solutions to Fortune 1000 enterprises and government agencies," explained Mr. Muscari.

About Video Network Communications, Inc.

Video Network Communications, Inc. (VNCI) designs, develops and markets high-performance multimedia solutions. VNCI is the only company offering "one-stop" solutions with end-to-end quality and performance guarantees. Through a comprehensive suite of fully managed interactive video services, data collaboration tools and video networking technology, VNCI solutions enhance productivity, efficiency and workflow processes. The Company's common stock and warrants are listed under the symbols "VNWC" and "VNWCW" respectively. Additional information is available at http://www.vnci.net

About WilTel Communications Group, Inc.

WilTel Communications Group, Inc. (NASDAQ: WTEL), through its operating subsidiary WilTel Communications, LLC, provides data, voice and media transport solutions to a growing carrier-class customer base with complex communications needs. Such customers include leading global telecommunications and media and entertainment companies - companies where bandwidth is either their primary business or a core component of the products and services they deliver. WilTel's advanced network infrastructure reaches border-to-border and coast-to-coast with international connectivity to accommodate global traffic. For more detailed information, visit www.wiltelcommunications.com.

About Moneyline Telerate

Moneyline Telerate is a leading global provider of integrated real-time information and transaction services to the capital markets. With the world's premier benchmark fixed-income content, IP based distribution platform and transaction systems, Moneyline Telerate provides financial services firms with cost-effective, flexible methods for using content to drive investment decisions and order flow across new and existing electronic channels. The firm, established in 1998, is headquartered in New York City. One Equity Partners, the New York-based private equity arm of Bank One Corporation, is the majority shareholder; other shareholders include Japan's QUICK Corp.



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For More Information:

Kerri Cain, VNCI, 603-334-2232, kerri_cain@vnci.net

Cheena Pazzo, WilTel Communications, 918-547-4387